BE AEROSPACE LOGO

                                                                    Exhibit 99.1
News Release
#05-09                                            CONTACT:
FOR IMMEDIATE RELEASE                             Doug Dean
                                                  Director, Investor Relations
                                                  B/E Aerospace, Inc.
                                                  (561) 791-5000 ext. 1450


           B/E AEROSPACE REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS;
          REVENUES OF $196 MILLION UP 12%; EARNINGS PER SHARE OF $0.07;
                RECORD BACKLOG OF $760 MILLION, OUTLOOK IMPROVED

         WELLINGTON, FL, April 25, 2005 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced its financial results for the quarter ended March 31, 2005.

HIGHLIGHTS
----------

   o Reported first quarter revenues of $196.5 million, representing year over year growth of 12 percent.

   o First quarter gross margin of 34.6 percent expanded by 400 basis points versus the same period in the prior year and by 130 basis points compared to the immediately preceding quarter.

   o First quarter operating earnings of $19.9 million were 57 percent greater than the same period in the prior year. First quarter operating margin of 10.1 percent expanded by 280 basis points versus the same period in the prior year and was up 150 basis points compared to the immediately preceding quarter. Operating earnings growth was driven by stronger margins at B/E's commercial aircraft segment, significant revenue growth and margin expansion at B/E's business jet segment, and record quarterly revenues and earnings at the company's distribution segment.

   o Net earnings for the quarter were $4.1 million, or $0.07 per share, representing increases of $11.7 million and $0.28 per share versus the same period in the prior year.

   o Bookings for the quarter of $255 million were 36 percent greater than the same period of the prior year. Backlog at March 31, 2005 stood at $760 million, an increase of 48 percent from backlog at March 31, 2004.

FIRST QUARTER CONSOLIDATED RESULTS
----------------------------------

         For the first quarter, consolidated sales were $196.5 million, a $21.4 million or 12 percent increase over the first quarter of 2004.

         Net sales by segment were as follows:


                                                                         NET SALES
                     --------------------------------------------------------------------------------------
                                                Three Months Ended March 31,
                                                      ($ in millions)
                     --------------------------------------------------------------------------------------
                                                                                           Percent
                         2005                  2004                 Change                 Change
                     --------------------------------------------------------------------------------------
Commercial aircraft     $127.6                 $126.2                 $1.4                    1.1%
Distribution              43.0                   33.8                  9.2                   27.2%
Business jet              25.9                   15.1                 10.8                   71.5%
                     --------------------------------------------------------------------------------------
Total                   $196.5                 $175.1                $21.4                   12.2%


         The commercial aircraft segment generated revenues of $127.6 million in the first quarter of 2005, up slightly versus the prior year. The distribution segment delivered strong revenue growth of 27 percent in the first quarter of 2005, driven by a broad-based increase in demand for aftermarket fasteners and continued market share gains. In the business jet segment, revenues increased by nearly 72 percent in the first quarter of 2005, reflecting the continuing recovery within the business jet industry and initial shipments of its super first class products.

         Operating earnings for the quarter of $19.9 million increased by $7.2 million, or 57 percent, as compared to the same period last year. The substantial increase in operating earnings was driven primarily by significant revenue growth and margin expansion at the business jet and distribution segments, and stronger margins at the commercial aircraft segment.


         The following is a summary of the change in operating earnings by segment:


                                                       OPERATING EARNINGS
                     ---------------------------------------------------------------------------------------
                                                  Three Months Ended March 31,
                                                        ($ in millions)
                     ---------------------------------------------------------------------------------------
                                                                                             Percent
                             2005                 2004                Change                 Change
                     ---------------------------------------------------------------------------------------
Commercial aircraft            $9.0               $ 8.4                  $0.6                   7.1%
Distribution                    8.8                 6.3                   2.5                  39.7%
Business jet                    2.1                (2.0)                  4.1                    NM
                     ---------------------------------------------------------------------------------------
Total                         $19.9               $12.7                  $7.2                  56.7%


         Interest expense for the first quarter of 2005 of $15.1 million was $4.7 million lower than interest expense recorded in the same period in the prior year. Interest expense decreased in the first quarter of 2005 as a result of the early retirement of $200 million of senior subordinated notes during the fourth quarter of 2004.

         Net earnings for the first quarter were $4.1 million or $0.07 per share, an $11.7 million improvement over the net loss of $7.6 million or $0.21 per share in the prior year.


FIRST QUARTER RESULTS BY SEGMENT
--------------------------------

         The commercial aircraft segment's ("CAS") operating results and order book continued to improve during the first quarter of 2005. Operating earnings at the CAS for the first quarter of 2005 were $9.0 million, or 7.1 percent of sales, reflecting a 40 basis point improvement in segment operating margin as a result of an improved mix of products sold and ongoing manufacturing efficiencies. CAS also recorded strong orders and a significant increase in backlog during the quarter.

         The distribution segment generated record revenues of $43.0 million in the first quarter of 2005, which were $9.2 million, or 27 percent, greater than the same period in the prior year. Operating earnings at the distribution segment in the first quarter of 2005 were $8.8 million, or 20.5 percent of sales, representing an increase of 190 basis points in operating margin due to continuing improvements in operating efficiency at the higher level of revenues.

         The business jet segment generated first quarter revenues of $25.9 million, up almost 72 percent over depressed sales levels of $15.1 million in the first quarter of 2004. Operating earnings at the business jet segment during the quarter of $2.1 million were $4.1 million greater than the $2.0 million operating loss reflected in the same period last year. The substantial increase in operating earnings reflects the higher level of revenues associated with both an improving business jet industry and also initial deliveries of super first class products.


LIQUIDITY, BALANCE SHEET AND CASH FLOW
--------------------------------------

         At the end of the quarter, B/E's liquidity remained solid with cash balances totaling approximately $63 million. The $13 million reduction in B/E's cash balance from the December 31, 2004 level was primarily due to working capital growth associated with the recent significant growth in both revenues (receivables) and an improving revenue outlook (inventories). Net debt at quarter-end stood at approximately $617 million, which represents total debt of $680 million less cash and cash equivalents of approximately $63 million. The company has no debt maturities until 2008.

         Depreciation and amortization for the three months ended March 31, 2005 and 2004 were approximately $7.2 million and $6.9 million, respectively. Capital expenditures for the three months ended March 31, 2005 and 2004 were approximately $3.2 million and $2.7 million, respectively.


RECENT PROGRAM WINS STRENGTHEN OUTLOOK
--------------------------------------

          Bookings for the quarter of $255 million were $68 million or 36 percent greater than bookings in the first quarter of 2004. Backlog at March 31, 2005 of approximately $760 million was a record for the company and was 48 percent greater than backlog of $515 million at March 31, 2004. During the first quarter of 2005, ten airlines selected versions of B/E's suite of MiniPod(R) lie-flat seats and its Spectrum(R) platform seating in programs valued at over $80 million. "Our customers continue to tell us our products are the most innovative in the market. Our investments in new product development over the past several years continue to convert into a growing, record backlog," said Robert Khoury, President and Chief Executive Officer of B/E Aerospace, Inc.

          To date, versions of B/E's MiniPod suite of lie-flat seats have been selected by 14 major international airlines in programs valued at over $400 million and its Spectrum platform seating has been selected by 48 customers. The Endura(R) beverage maker has been selected by over 20 customers and our new steam oven system has already been selected by 10 customers. Our LED lighting systems have now been selected by over 80 customers and are rapidly becoming the business jet industry standard.

         "The major Asian, Middle Eastern and European airlines generate approximately 64 percent of global air traffic, have healthy balance sheets, ample liquidity and have generated solid profits on a recurring basis. These airlines have large international fleets of wide-body aircraft and have begun the process of ordering state-of-the-art cabin interior products for both their new buy wide-body aircraft and for their existing fleets of wide-body aircraft. The emerging super first class product line has been well received by the international airlines, as evidenced by the $250 million of orders received to date. The composition of our backlog has changed significantly as the non-U.S. airlines have continued to invest in new interiors while the majority of their U.S. counterparts, whose domestic routes represent only 24 percent of global air traffic, have not yet begun to launch similar programs. At March 31, 2005, less than 10 percent of our backlog was with U.S. airlines," Mr. Khoury continued.

         Mr. Khoury added, "Each of our business segments continue to experience strong requests for quotation ("RFQ") activity. Demand for aerospace fasteners continues to be very robust, driven by a broad-based increase in demand and market share gains and also in part by an expanded presence in the European and Asian markets. RFQs have remained robust for our commercial aircraft, business jet and super first class products. Given these market conditions, our leading market positions and our outstanding suite of leading-edge cabin interior products, we remain confident in our outlook. The company expects to report strong 2005 quarterly earnings comparisons driven by expanding margins due to additional productivity gains, and substantially improved product mix that reflects the quality of the company's backlog. Our record backlog establishes the foundation for accelerating revenue and earnings growth in 2006, as our strong Airbus A380 backlog begins to deliver."


FINANCIAL GUIDANCE FOR 2005 AND 2006
------------------------------------

         Financial guidance for 2005 and 2006 is revised as follows:
  o For the full year 2005, management now expects revenue growth of approximately 10 percent, a 45 percent increase in operating earnings driven by additional margin expansion, and full year EPS of approximately $0.50 per share. The company expects to generate double-digit backlog growth in 2005, notwithstanding the improved revenue outlook. 2005 earnings performance is expected to be driven by a pick up in revenue growth and substantially expanded margins in the commercial aircraft segment, significant revenue growth and margin expansion in the business jet segment and strong revenue and earnings growth in the distribution segment.

  o For 2006, management expects strong double-digit revenue growth and to report EPS of approximately $1.00 per share for the full year. Orders are expected to continue to be strong in 2006 consistent with the new aircraft delivery cycle.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet -- the aftermarket -- generate about 60 percent of sales. B/E sells its products through its own global direct sales organization. For more information, visit B/E's website at www.beaerospace.com.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                                     THREE MONTHS ENDED
                                                             -------------------------------------
                                                                 March 31,         March 31,
(In millions, except per share data)                               2005               2004
--------------------------------------------------------------------------------------------------
Net sales                                                           $196.5          $  175.1
Cost of sales                                                        128.5             121.5
                                                                  --------          --------
Gross profit                                                          68.0              53.6
     Gross margin                                                     34.6%             30.6%
Operating expenses:
     Selling, general and administrative                              31.7              28.7
     Research, development and engineering                            16.4              12.2
                                                                  --------          --------
Total operating expenses                                              48.1              40.9
                                                                  --------          --------
Operating earnings                                                    19.9              12.7
     Operating margin                                                 10.1%              7.3%
Interest expense, net                                                 15.1              19.8
                                                                  --------          --------
Earnings (loss) before income taxes                                    4.8              (7.1)
Income taxes                                                           0.7               0.5
                                                                  --------          --------
     NET EARNINGS (LOSS)                                          $    4.1          $   (7.6)
                                                                  ========          ========
     NET EARNINGS (LOSS) PER COMMON SHARE:
        Basic                                                     $   0.07          $  (0.21)
                                                                  ========          ========
        Diluted                                                   $   0.07          $  (0.21)
                                                                  ========          ========
Common shares:
        Basic
            Weighted average                                          56.8              36.9
            End of period                                             57.0              37.0
        Diluted
            Weighted average                                          59.4              36.9
            End of period                                             59.6              37.0


                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                              MARCH 31,           DECEMBER 31,
                                                2005                 2004
                                          -----------------     ----------------

ASSETS

Current assets:
     Cash and cash equivalents               $      63.4           $      76.3
     Accounts receivable, net                      107.2                  91.6
     Inventories, net                              215.1                 197.8
     Other current assets                           14.5                  13.4
                                             -----------           -----------
         Total current assets                      400.2                 379.1
Long-term assets                                   636.4                 645.7
                                             -----------           -----------
                                             $   1,036.6           $   1,024.8
                                             ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                    $     163.8           $     154.1
Long-term liabilities                              686.8                 687.9
                                             -----------           -----------
                                                   850.6                 842.0
Total stockholders' equity                         186.0                 182.8
                                             -----------           -----------
                                             $   1,036.6           $   1,024.8
                                             ===========           ===========

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)


                                                                                               THREE MONTHS ENDED
                                                                                   -------------------------------------------
                                                                                        MARCH 31,             MARCH 31,
                                                                                          2005                  2004
                                                                                   -------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings (loss)                                                                 $     4.1            $    (7.6)
     Adjustments to reconcile net earnings (loss) to net cash flows
          (used in) provided by operating activities:
              Depreciation and amortization                                                    7.2                  6.9
              Non-cash employee benefit plan contributions                                     0.7                  0.5
     Changes in operating assets and liabilities                                             (23.0)                 5.8
                                                                                         ---------            ---------
     Net cash flows (used in) provided by operating activities                               (11.0)                 5.6
                                                                                         ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                                     (3.2)                (2.7)
     Proceeds from sales of property and equipment                                             0.2                  0.2
     Other, net                                                                                --                   0.6
                                                                                         ---------            ---------
Net cash flows used in investing activities                                                   (3.0)                (1.9)
                                                                                         ---------            ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of stock, net of expenses                                          1.8                  0.9
     Principal payments on long-term debt                                                     (0.1)                 --
     Proceeds from long-term debt                                                              --                   0.1
                                                                                         ---------            ---------
Net cash flows provided by financing activities                                                1.7                  1.0
                                                                                         ---------            ---------

Effect of exchange rate changes on cash flows                                                 (0.6)                 0.2
                                                                                         ---------            ---------

Net (decrease) increase in cash and cash equivalents                                         (12.9)                 4.9

Cash and cash equivalents at beginning of period                                              76.3                147.6
                                                                                         ---------            ---------

Cash and cash equivalents at end of period                                               $    63.4            $   152.5
                                                                                         =========            =========



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